VILLAGE SUPER MARKET, INC.
                       EXECUTIVE OFFICES
                      733 Mountain Avenue
                  Springfield, New Jersey 07081
                     Phone:  (973) 467-2200
                      Fax:  (973) 467-6582


                    VILLAGE SUPER MARKET, INC.
                 DECLARES 17% DIVIDEND INCREASE

Contact:        Kevin Begley, CFO
                (973) 467-2200, Ext. 220
                Kevin.Begley@wakefern.com


     Springfield, New Jersey - June 29, 2007 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a 17% increase in the quarterly cash dividend. The increased quarterly cash dividend is $.21 per Class A common share and $.137 per Class B common share. The dividends will be payable on July 26, 2007 to shareholders of record at the close of business on July 12, 2007.

     Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.